EXHIBIT 10.3
June 9, 2021

John J. Haines
11129 Carnoustie Lane
Fort Wayne, IN 46814

Re:    Separation Agreement and General Release

Dear John:
This letter when signed by you, will constitute the full agreement between you and Franklin Electric Co., Inc. and its subsidiaries, (collectively, “the Company”) on the terms of your retirement from employment (this “Agreement”).
1.As you have confirmed your planned retirement from your position of Vice President and Chief Financial Officer effective June 14, 2021, you will transition as of such date to the position of Senior Advisor to the CEO through December 31, 2021. Your annual salary will continue to be $480,000 per year, paid in accordance with normal payroll practices.

2.Acceptance of this agreement signifies the termination of the prior Employment Agreement between you and the Company, dated April 14, 2008, amended and restated February 22, 2013.

3.Your employment with the Company will be considered terminated effective December 31, 2021 (“Separation Date”).

4.In consideration of your acceptance of this Agreement, you will be entitled to the following:

(a)You will be eligible for participation in the Franklin Electric Manager Bonus plan for the 2021 plan year, measured against the corporate performance metrics (EPS and Working Capital), without any discretionary reduction or enhancement. The bonus for the 2021 plan year will be paid in February or March of 2022 in the ordinary course.

(b)Your Separation Date shall be considered a “qualifying event” for purposes of triggering your right to continue your group health and dental insurance pursuant to federal law (commonly referred to as “COBRA”). You will receive, under separate cover, information regarding your rights to such continuation coverage.

(c)As additional consideration for your acceptance of this Agreement, you will be provided with access to RightChoice, an outplacement program, to assist you in exploring Board of Director opportunities.

(d)Except as stated above, all other benefits, bonuses and compensation end on the Separation Date. However, this Agreement does not affect any existing vested rights that you may have in any Company bonus, deferred compensation, pension, retirement and/or 401(k) plans. This includes your vested rights under the Company’s long-term equity programs in which you are a participant, including the Company’s Performance Share Unit program, Restricted Stock Unit program and Stock Option program, each of which shall continue to be governed by the applicable plans and grant agreements. You will receive, under separate cover, information regarding your rights and options, if any, under any said plans.

5.In consideration of the payments and benefits provided to you above, to which you are not otherwise entitled and the sufficiency of which you acknowledge, you do, on behalf of yourself and your heirs, administrators, executors and assigns, hereby fully, finally and unconditionally release and forever discharge the Company and its parent, subsidiary and affiliated entities and all their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors and assigns (collectively “Released Parties”), in their corporate, personal and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys’ fees, suits and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable under any local, state or federal common law, constitution, statute or ordinance, which arise from or relate to your past employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties, including without limitation, rights and claims arising under the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act of 1967, as amended, or, if applicable, any rights and claims arising under the laws and regulations administered by California’s Department of Fair Employment and Housing. Subject to applicable law, you also warrant that you have not filed or sued and will not sue or file any actions against the Company or any of the Released Parties with respect to claims covered by this release.

You recognize and understand that the foregoing is a general release by which you are giving up the opportunity to obtain compensation, damages, and other forms of relief for yourself. This Agreement, however, is not intended to and does not interfere with the right of any governmental agency to enforce laws or to seek relief that may benefit the general public, or your right to assist with or participate in that process. This release does not prevent you from filing a complaint with the EEOC, NLRB, or any other federal state or local agency charged with the enforcement of any employment laws. By signing this Agreement, however, you waive any right to personally recover against the Released Parties, and you give up the opportunity to obtain compensation, damages or other forms of relief for you other than that provided in this Agreement.

Further, notwithstanding anything herein to the contrary, nothing in this Separation Agreement shall (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any such report; provided that, you are not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.

6.Non-Competition and Non-Solicitation

(a)The Company. The Company is a manufacturer and seller of components and systems for the movement of water and automotive fuels in residential, commercial, agricultural, industrial, municipal, and fueling applications.

(b)Your Job Duties. You agree that your job duties during your tenure with the Company included the following: responsible for leading the Company’s finance function and providing strategic leadership for Franklin Electric by working with the executive management team and board of directors to establish long-range goals, strategies, plans, and policies.

(c)Your Obligations. For twelve months following the Effective Date:

(i)Non-Competition. You agree that you will not perform the same or substantially the same job duties (including those related to product management and development, marketing, strategies, and sales) on behalf of or for the benefit of a Direct Competitor of the Company. For purposes of this Agreement, a “Direct Competitor” is defined as, and expressly limited to any of the following, including their affiliates and assigns: Lorentz, Pentair, Grundfos, Xylem, Cornell, Preferred Pump, Zoeller, Vontier, Dover and Liberty. You agree that your employment with a Direct Competitor in a similar role would put the Company at a competitive disadvantage and that the restrictions in this paragraph are necessary to prevent unfair competition and the disclosure of the Company’s trade secrets and confidential information.

(ii)Non-Solicitation. You agree that you will not directly or indirectly, individually or on behalf of any person or entity, solicit or induce, or assist in any manner in the solicitation or inducement of: (i) employees of the Company, other than those in clerical or secretarial positions, to leave their employment with the Company (this restriction is limited to employees with whom you have had contact for the purpose of performing your job duties and responsibilities); (ii) customers of the Company to purchase from another person or entity products and services that compete with those offered and provided by the Company (“Competitive Products”) (this restriction is limited to customers with whom you have contact through performance of your job duties and responsibilities or through otherwise performing services on behalf of the Company); or (iii) suppliers of the Company to supply another person or entity providing Competitive Products to the exclusion or detriment of the Company (this restriction is limited to suppliers with whom you have had contact through performance of your job duties and responsibilities or through otherwise performing services on behalf of the Company.)

(d)Reasonableness. You hereby acknowledge and agree that: (i) the restrictions provided in this section are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to you under this Agreement; and (ii) your ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

(e)Injunctive Relief. You also recognize and agree that should you fail to comply with the restrictions set forth above regarding Non-Competition and/or Non-Solicitation, which restrictions you recognize are vital to the success of the Company’s business, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. Therefore, you agree that in the event of the breach or threatened breach by you of any of the terms and conditions of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court and to secure immediate temporary, preliminary and permanent injunctive relief. In the event the enforceability of any of the covenants in this section are challenged in court, the applicable time period as to such covenant shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

7.You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete and final dissolution of your employment relationship with the Company, and that, therefore, you have no right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment.

8.You agree to return to the Company all of the Company’s property, including, without limit, any electronic or paper documents and records and copies thereof that you received or acquired during your employment regarding the Company’s practices, procedures, trade secrets, customer lists, or product marketing, and that you will not use the same for your own purpose. Unless required or otherwise permitted by law, you further agree that while you are considering this Agreement and thereafter, you will not disclose to any person or entity or use for your own benefit any information regarding the following:

(a)Any secret or confidential information obtained or learned by you in the course of your employment with the Company with regard to the operational, financial, business, strategies, planning, or other affairs of the Company or its subsidiaries, divisions, or parent companies including, without limitation, proprietary trade “know how” and secrets, financial information and models, customer lists, business, marketing, sales and acquisition plans, identity and qualifications of Company’s employees, sources of supply, pricing policies, proprietary operational methods, product specifications or technical processes; and

(b)The terms of this Agreement or the amount of supplement unemployment pay being paid pursuant to this Agreement, except that you may disclose this information to your spouse and your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you, provided that you first advise them of this confidentiality provision and they also agree to maintain the confidentiality of the Severance Pay and other terms of this Agreement.

9.Subject to applicable law, in the event that you breach any of your obligations under this Agreement, the Company is entitled to stop your supplemental unemployment payments and recover the supplemental unemployment already paid you and to obtain all other relief provided by law or equity.

10.It is agreed that neither you nor the Company, or any of its officers, directors or employees, make any admission of any failing or wrongdoing or violation of any local, state or federal law by entering into this Agreement, and that the parties have entered into this Agreement simply to resolve your employment relationship in an amicable manner. While considering this Agreement and at all times thereafter, you agree to act in a professional manner and not make any disparaging or negative statements regarding the Company, or its affiliated companies, and their officers, directors and employees, or to otherwise act in any manner that would damage the business reputation of the same.

11.You acknowledge and agree that this Agreement sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, and that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable.

12.This Agreement shall apply to, and inure to the benefit of, the predecessor, successors, and assigns of the Company and each past, present, or future employee, agent, representative, officer, or director of the Company and any division, subsidiary, parent, or affiliated entity.

13.This Agreement shall be interpreted, enforced, and governed under the law of Indiana.

14.The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

15.Because you have been given the opportunity to thoroughly review this Agreement, the normal rule that ambiguity should be construed against the drafting party shall not be employed in the interpretation of this Agreement

16.Unless specifically voided herein, any agreement that you have previously entered into with the Company or its affiliated or related entities that by its terms, extends past your Separation Date, remains in full force and effect.

17.You are hereby advised in writing to consult an attorney prior to executing this Agreement. You have twenty-one (21) days from your receipt of this letter to accept the terms of this Agreement. You may accept and execute this Agreement within those 21 days.

If you accept the terms of this Agreement, please date and sign this letter and return it to me. Once you execute this Agreement, you have seven (7) days in which to revoke in writing your acceptance by providing the same to me, and such revocation will render this Agreement null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh day, this Agreement shall be effective the day after the seven-day revocation period has elapsed.

Sincerely,

Franklin Electric
/s/ Gregg Sengstack
Gregg Sengstack
Chairman of the Board and CEO

By signing this letter, I represent and warrant that I am aware of my rights, especially those arising under the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, and that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the termination thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had at least twenty-one (21) days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and received additional information, that I have read, understand, and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated:	June 14, 2021	Name:	/s/ John J. Haines
	(the "Effective Date")		John J. Haines